                             CALL OPTION AGREEMENT

                                       by

                    LUNDA SUL HOLDINGS (PROPRIETARY) LIMITED

                                  in favour of

                    RANDGOLD AND EXPLORATION COMPANY LIMITED

                                  in respect of

                 LUNDA ALLUVIAL OPERATIONS (PROPRIETARY) LIMITED

                                TABLE OF CONTENTS

1.    INTERPRETATION                                                          3

2.    PREAMBLE                                                                4

3.    GRANTING OF CALL OPTION                                                 5

4.    CONSIDERATION FOR CALL OPTION                                           5

5.    TERMS & CONDITIONS OF SALE OF LUNDA ALLUVIAL OPERATIONS SHARES          5

6.    DISPUTE RESOLUTION                                                      8

7.    DOMICILIA AND NOTICES                                                   8

8.    GENERAL                                                                 9

9.    COSTS                                                                   9

1.   INTERPRETATION

     In this agreement, unless the context clearly indicates a contrary intention, the words and phrases listed below and their cognates, shall bear the following meanings:

     1.1  "Refraction" means Refraction Investments (Proprietary) Limited, registration no. 2003/023671/07, a private company registered in accordance with the company laws of the Republic of South Africa;

     1.2  "business day" means any day of the week other than a Saturday, Sunday or public holiday;

     1.3  "call option" means the right granted by Lunda Sul Holdings to
          Randgold in terms of clause 3.1 to purchase the Lunda Alluvial
          Operations shares and loan account;

     1.4  "effective date", in the event of Randgold exercising the call option, means the date on which Randgold issues Lunda Sul Holdings with the share certificate relating to the Randgold shares;

     1.5  "loan account" means all claims which Lunda Sul Holdings may have against Lunda Alluvial Operations as at the effective date from whatsoever cause arising;

     1.6  "Luembe Mining" means Luembe Mining (Proprietary) Limited, registration no. 2003/011128/07, a private company registered in accordance with the company laws of the Republic of South Africa;

     1.7  "Luembe Mining shares" means 70% (seventy percent) of the total issued shares of Luembe Mining held by Refraction as referred to in 2.1;

     1.8  "minority shares" means 30% (thirty percent) of the total issued shares of Luembe Mining.

     1.9  "Lunda Sul Holdings" means Lunda Sul Holdings (Pty) Limited, registration number 2003/016988/07, a private company registered in accordance with the company laws of the Republic of South Africa;

     1.10 "Lunda Alluvial Operations" means Lunda Alluvial Operations
          (Proprietary) Limited, registration no. 2003/019031/07, a private company registered in accordance with the company laws of the Republic of South Africa;

     1.11 "Lunda Alluvial Operations shares" means 100% (one hundred percent) of the issued shares of Lunda Alluvial Operations held by Lunda Sul
          Holdings;

     1.12 "Refraction shares" means 100% (one hundred percent) of the issued shares in Refraction held by Lunda Alluvial operations;

     1.13 "Randgold" means Randgold & Exploration Company Limited, registration number 1992/005642/06, a public company incorporated in accordance with the laws of the Republic of South Africa having its registered office at 3rd Floor, 28 Harrison Street, Johannesburg, the shares of which are quoted on the Johannesburg Stock Exchange;

     1.14 "Randgold shares" means the shares to be issued by Randgold to Lunda
          Sul Holdings in terms of clause 4 below;

     1.15 "shareholders' agreement" means the agreement entered into between the minority shareholders and Refraction on 10 December2003;

     1.16 an expression which denotes any gender includes the other genders, a natural person includes an artificial person and vice versa and the singular includes the plural and vice versa.

2.   PREAMBLE

     2.1  Lunda Sul Holdings is the registered owner of 100% (one hundred percent) of the issued shares of Lunda Alluvial Operations, which holds 100% of the issued share capital of Refraction, which in turn holds 70% of the issued share capital of Luembe Mining, a company that holds certain rights to mine for diamonds in Angola.

     2.2  Lunda Sul Holdings has agreed in respect of its shareholding in Lunda
          Alluvial Operations, to grant Randgold a call option in return for the payment by Randgold of the consideration referred to in clause 4.

     2.3  The parties wish to record the terms and conditions of their agreement as they hereby do.

3.   GRANTING OF CALL OPTION

     3.1  Lunda Sul Holdings hereby grants Randgold with effect from 1 January
          2004, a call option to purchase, as an indivisible entity, the Lunda
          Alluvial Operations shares

     3.2  Should Randgold wish to exercise the call option, it shall do so by written notice duly signed on its behalf and delivered to Lunda Sul

          Holdings on or before 17h00, 31st March 2004 failing which the call option shall lapse.

4.   CONSIDERATION FOR CALL OPTION

     Randgold shall issue to Lunda Sul Holdings 2,268,000 (two million two hundred and sixty eight thousand) ordinary Randgold shares, in respect of payment of the consideration, which shares shall be delivered to Lunda Sul
     Holdings within 10 (ten) business days of the date of the exercising by
     Randgold of the call option.

5.   TERMS AND CONDITIONS OF SALE OF LUNDA ALLUVIAL OPERATIONS SHARES

     If Randgold exercises the call option, the resulting sale of the Lunda
     Alluvial Operations shares shall be on the following terms and conditions:

     5.1  Lunda Alluvial Operations is and shall be a company duly incorporated in accordance with the laws of the Republic of South Africa, and on the effective date:

          5.1.1   will have no assets other than the Refraction shares;

          5.1.2   will not be under any obligation to increase or reduce or vary its issued share capital nor will it have granted any options or prior rights to any person to acquire any shares in its capital or any of its assets or any part thereof;

          5.1.3   will have no liabilities other than claims that Lunda Sul
                  Holdings may have against Lunda Alluvial Operations;

          5.1.4   will not have entered into or be under any obligation to enter into any guarantees, indemnities or other forms of
                  intercession;

          5.1.5   will have complied with all its obligations under the
                  Companies Act and the Income Tax Act of the Republic of South
                  Africa and with all other laws applicable to it and/or its undertaking;

          5.1.6   will not have any employees;

          5.1.7   will not be bound by any contracts, save for the shareholders'
                  agreement and, indirectly, the operating agreement, copies of which agreements Randgold acknowledges having received from
                  Lunda Sul Holdings prior to signature of this agreement;

          5.1.8   will not be engaged in any litigation, arbitration or criminal proceedings, nor will any such proceedings be threatened.

     5.2  Lunda Sul Holdings further warrants that the holders of the minority shares in Luembe Mining have consented to this agreement and to the sale which will result from the exercise of the call option, free of any pre-emptive rights to which the holders of the minority shares may be entitled in terms of the shareholders' agreement.

     5.3  Lunda Sul Holdings further warrants that the only asset of Refraction is the Luembe Mining shares and the only liability is a loan from
          Lunda Alluvial Operations.

     5.4  Randgold shall be deemed to have acknowledged that it shall be bound by all the terms and conditions of the shareholders' agreement.

     5.5  Randgold will not be entitled to cancel this sale as a result of a breach of any of the above warranties unless the breach is material and is incapable of being remedied by payment of compensation or if the breach is capable of being remedied by payment of compensation,
          Lunda Sul Holdings fails to pay such compensation within 14 (fourteen)
          business days of the amount thereof being determined.

     5.6  On the effective date, Lunda Sul Holdings shall deliver to Randgold, against delivery by Randgold of the share certificate/s relating to the Randgold shares:

          5.6.1   the share certificate in respect of the Lunda Alluvial
                  Operations shares together with a duly signed and currently dated share transfer form in respect thereof;

          5.6.2   a written cession of the claims in favour of Randgold;

          5.6.3   a resolution by the directors of Lunda Alluvial Operations:

                  5.6.3.1  approving the transfer of the Lunda Alluvial
                           Operations shares; and

                  5.6.3.2  appointing as directors of Lunda Alluvial Operations such nominees of Randgold as Randgold may nominate;

          5.6.4   the Certificate of Incorporation and Memorandum and Articles
                  of Association of Lunda Alluvial Operations together with all books of account and records of the company, and

                  Lunda Sul Holdings shall generally do all such things as may be necessary to place Randgold in control of the company.

     5.7  Lunda Sul Holdings will, on the exercising of this call option by
          Randgold, grant to Randgold a pre-emptive right to enter into joint venture mining agreements over all properties (diamond concessions)
          held or controlled by Lunda Sul Holdings. The properties are detailed in the confidential Annexure "A".

     5.8  Randgold undertake to keep the details of the properties referred to in 5.7 confidential and will enter into confidentiality Agreements with third parties in respect thereof.

6.   DISPUTE RESOLUTION

     Any dispute arising from or in connection with this agreement shall be finally resolved in accordance with the Rules of the Arbitration Foundation of Southern Africa by an arbitrator or arbitrators appointed by the
     Foundation. Unless otherwise agreed, the arbitration hearing shall take place in Johannesburg.

7.   DOMICILIA AND NOTICES

     7.1  The parties all choose domicilium citandi et executandi ("domicilium")
          for the purposes of giving any notice, the payment of any sum, the serving of any process and for any other purpose arising from this agreement as follows:

          7.1.1   Lunda Sul Holdings at 5 Reform Avenue, Melrose, 2196

          7.1.2   Randgold at 3rd Floor, 28 Harrison Street, Johannesburg

     7.2  Each of the parties shall be entitled from time to time, by written notice to the others, to vary its domicilium to any other address within the Republic of South Africa, which is not a post office box or poste restante.

     7.3  Any notice required or permitted to be given in terms of this agreement shall be valid and effective only if in writing.

     7.4  Any notice given and any payment made by one party to the others ("the addressee") which:-

          7.4.1   is delivered by hand during the normal business hours of the addressee at the addressee's domicilium for the time being shall be presumed, until the contrary is proved, to have been received by the addressee at the time of delivery;

          7.4.2   is given by telefax shall be deemed, in the absence of proof to the contrary, to have been received within 1 (one) hour of the commencement of the following business day.

8.   GENERAL

     8.1  Neither party shall be bound by any representation, warranty, promise or the like not recorded herein.

     8.2  No addition to, variation or agreed cancellation of this agreement shall be of any force or effect unless in writing and signed by or on behalf of the parties.

     8.3  No extension of time or indulgence which either party ("the grantor')
          may grant to the other ("the grantee") shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee which may have arisen in the past or which might arise in the future.

9.   COSTS

     The costs of and incidental to the transfer of the Lunda Alluvial
     Operations shares to Randgold and the Randgold shares to Lunda Sul
     Holdings, including the stamp duty payable thereon, shall be borne by
     Randgold.

SIGNED AT Johannesburg ON THIS 5th DAY OF January 2004.

                                                    AS WITNESSES:
Signed - illegible

For and on behalf of
LUNDA SUL HOLDINGS (PTY) LIMITED                    1.  illegible
Who warrants his authority hereto

                                                    2.  /s/ J. Bailey
                                                        ------------------------

SIGNED AT Johannesburg ON THIS 5th DAY OF January 2004.

/s/ R. B. Kebble                                    AS WITNESSES

For and on behalf of
RANDGOLD &  EXPLORATION                             1.  illegible
COMPANY LTD
who warrants his authority hereto
                                                    2.  /s/ J.Bailey
                                                        ------------------------